EXHIBIT 99.1

Nocopi Closes Private Placement, Increases Cash Position

King of Prussia, PA, September 14, 2022 - Nocopi Technologies, Inc. (OTC Pink: “NNUP” or “NNUPD”), a developer of specialty reactive inks, announced today that it closed its previously announced purchase agreement with two investors for the sale of 2.5 million shares of post-reverse-split common stock for gross proceeds of $3.5 million to be used as working capital and for growth opportunities and general corporate purposes.

The purchase agreement was entered into on August 1, 2022, and Nocopi did not incur any placement fees or commissions in connection with this transaction. Following this transaction and the one-for-ten (1:10) reverse stock split of the Company’s common stock effective September 2, 2022, Nocopi now has approximately 9,249,505 common shares outstanding. Nocopi’s common stock currently trades with a "D" added to the symbol or “NNUPD” to designate that it is trading on a post reverse stock split basis. Nocopi common stock will resume trading under its regular symbol "NNUP" on October 3, 2022.

Chairman and CEO Michael Feinstein, commented, “We look forward to this next phase of growth at Nocopi. With an increased cash position, our debt free balance sheet, and our recently enhanced Board of Directors, Nocopi is in a strong position to pursue both organic and strategic growth opportunities. We continue to be grateful to our shareholders for their support.”

Nocopi filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on September 14, 2022, which contains additional information relating to the purchase agreement and other related matters. The Current Report on Form 8-K is available at www.sec.gov.

About Nocopi Technologies (www.nocopi.com)

Nocopi develops and markets specialty reactive inks for unique, mess-free applications in the entertainment, toy and educational product markets. Nocopi also develops and markets document and product authentication technologies designed to combat fraudulent document reproduction, product counterfeiting and/or unauthorized product diversion. Nocopi derives revenue from technology licensing agreements as well as from the sale of its proprietary inks and other products to licensees and/or their licensed printers. Nocopi’s products and systems include trade secrets as well as patented technologies.

Safe Harbor for Forward-Looking Statements

This release may contain projections and other "forward-looking statements" relating to Nocopi’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and uncertainties that may cause actual results to differ materially from those anticipated. Forward-looking statements may address uncertainties regarding customer preferences or demand for products incorporating Nocopi technology that underlie the company’s revenue expectations, the company’s ability to develop new products and new product applications, the financial condition of customers and the timeliness of their payments, the impact of fluctuations in currencies, global trade and shipping markets, etc. Actual results could differ from those projected due to numerous factors and uncertainties, and Nocopi can give no assurance that such statements will prove to be correct nor that Nocopi’s actual results of operations, financial condition and performance will not differ materially from those reflected or implied by its forward-looking statements. Investors should refer to the risk factors outlined in Nocopi’s Form 10-K and other SEC reports available at www.sec.gov. Forward-looking statements are made as of the date of this news release; Nocopi assumes no obligation to update these statements.

Twitter – Investors: @NNUP_IR

Investor & Media Contacts

Chris Eddy or David Collins

Catalyst IR

212-924-9800

nnup@catalyst-ir.com